Exhibit 99.1

Boca Raton, Florida — February 18, 2016 — Banyan Rail Services Inc. (OTC: BARA) executed an Asset Purchase Agreement with International Thermocast Corporation and The Dekor Corporation, both Georgia Corporations (collectively, “Sellers”), and Mark Anderson, an individual resident of the State of Georgia and the sole shareholder of Sellers, for the purchase of Sellers’ business of manufacturing and distributing composite kitchen and bath sinks and accessories including cast acrylic and granite sinks, cultured and synthetic marble vanity tops and other related goods and services (the “Business”). The purchase price for the Business is $4,510,000, consisting of cash payments, common stock, and assumed liabilities, subject to a closing adjustment.

In addition, Banyan executed a Real Estate Purchase Agreement with Anderson Investment Management, Inc. (“Anderson Investment”), an affiliate of Sellers, for the purchase of Anderson Investment’s real property, located at 189 Etowah Industrial Court, Canton, Georgia. The purchase price for the real property is $3,800,000.

The Purchase Agreement and the Real Estate Purchase Agreement contain customary representations, warranties, covenants and indemnification provisions. The consummation of these transactions depend upon the satisfaction or waiver of a number of customary closing conditions and the receipt of consents and regulatory approvals.

“This acquisition is the first step in the long term growth and reorganization strategy of Banyan. Thermocast is an industry leader in the manufacture and distribution of composite and synthetic marble kitchen and bath sinks and provides a strong platform base for future acquisitions. In addition, we are excited to add Mark Anderson and his 20 years of experience in the industry to our team,” said Jon Ryan, President and Chief Executive Officer of Banyan.

A portion of the purchase price will be paid in newly-issued Banyan stock and the company intends to obtain debt financing for the remainder.

Safe Harbor Regarding Forward-Looking Statements

There can be no assurance that Banyan will be able to complete the acquisitions described in this press release. In addition, some of the statements that we make in this press release, including statements about our confidence in the Company’s prospects and strategies are forward-looking statements within the meaning of §21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this release. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in the Company.